Exhibit 99

Contact: Roger R. Hopkins, Chief Accounting Officer
Phone: (615) 890-9100

NHI Announces $135 Million Acquisition
of 17 Assisted Living Communities

Increases 2013 Normalized FFO Guidance

MURFREESBORO, Tenn. - (July 1, 2013) National Health Investors, Inc. (NYSE:NHI) announced today that its RIDEA joint-venture with Bickford Senior Living (“Bickford”) has acquired 17 assisted living and memory care communities for a total purchase price of $135 million. NHI owns 85% of the joint-venture and Bickford owns 15%. The acquisition brings the total number of properties in the joint-venture to 30, of which 3 are under construction. Wells Fargo Securities, LLC served as financial advisor to NHI on this transaction.

The 17 assisted living and memory care communities are comprised of 14 communities purchased from a subsidiary of Care Investment Trust, Inc. (OTCQX:CVTR) for approximately $123 million, and 3 communities purchased from affiliates of Bickford for approximately $12 million.

Justin Hutchens, NHI's CEO and President stated, “This acquisition is evidence of the positive benefits of our joint-venture with Bickford which offers both organic and external growth potential. This relationship combines Bickford's twenty-plus years of experience in compassionately caring for seniors with the financial strength of NHI.”

“NHI has been the perfect partner for us since 2009,” said Bickford president Michael Eby.  “Since we both share the same resident-focused philosophy, our growth plans are truly aligned.  We are very excited about our future with Justin and his team as our partner.”

Key Transaction Highlights

•	17 facilities totaling 750 units with 90.6% average occupancy and an average age of 12 years

•	Locations: Illinois, Indiana, Iowa and Nebraska

•	17 facilities have trailing twelve months net operating income of approximately $11.5 million after a 5% management fee to the operator and $500 per unit of capital expenditures

•
Acquisition financed by: (1) borrowings of approximately $56.2 million on NHI's revolving credit facility with interest rates of LIBOR plus 140bps; and (2) assumption of approximately $78.8 million of Fannie Mae secured debt maturing on July 1, 2015 (repayable without penalty December 31, 2014) with interest rates between 6.845% and 7.17%

Increase in 2013 Normalized FFO Guidance
The Company currently forecasts Normalized FFO for 2013 from $3.48 to $3.54 per diluted common share. The Company's guidance range for the full year 2013 for Normalized FFO per share, with underlying assumptions and timing of certain transactions, is set forth and reconciled below. The Company expects to report its results for the second quarter during the week of August 5, 2013.

	Full-Year 2013 Range
	Low	High
Net income per diluted share attributable to common stockholders	$2.74	$2.77
Plus: Real estate depreciation	0.60	0.63
Plus: Loan impairment	0.14	0.14
Normalized FFO per diluted common share	$3.48	$3.54
The Company's guidance range reflects the existence of volatile economic conditions, but does not assume any material deterioration in tenant credit quality and/or performance of its portfolio. The guidance is based on a number of assumptions, many of which are outside the Company's control and all of which are subject to change. The low end of our guidance range assumes a baseline from the first quarter of 2013, the recently announced transactions, the timing for further terming out of debt on our revolving credit facility and assuming 3% growth from our Bickford joint venture. On the top end of that range, we are adding in assumptions for investment activity and a 6% growth from our Bickford joint venture. The Company expects to make new investments in health care real estate during the remainder of 2013 that meet its underwriting criteria and where the spreads over its cost of capital generate sufficient returns to its shareholders. These new investments are expected to be funded by the Company's liquid investments and by short-term and long-term debt financing. The Company's guidance may change if actual results vary from these assumptions.

About National Health Investors

National Health Investors, Inc. (NYSE: NHI) is a healthcare real estate investment trust specializing in financing healthcare real estate by purchase and leaseback transactions, RIDEA transactions and by mortgage loans. NHI's investments include assisted living, senior living campuses, independent living, skilled nursing facilities, medical office buildings, and hospitals. Find additional information about NHI at www.nhireit.com.

About Bickford Senior Living

Bickford Senior Living, founded in 1991, is headquartered in Olathe, Kansas and operates over 45 assisting living, memory care and independent living facilities in Kansas, Iowa, Illinois, Indiana, Missouri, Georgia Nebraska and Michigan and has experience in constructing over 150 of these types of facilities for various owners.

Safe Harbor Statement

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI's Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on NHI's web site at http://www.nhireit.com.